Pricing Supplement No. 1    Dated June 17, 1998                   Rule 424(b)(3)
                                                              File No. 333-35235
(To Prospectus dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series D
(Floating Rate)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount:     $10,000,000        Initial Interest Rate       5.95234%
Issue Price:          $10,000,000
                                         Base Rate:           1-mo. LIBOR + .30%
Trade Date:            June 15, 1998     Federal Funds Rate   Prime Rate
Original Issue Date:   June 18, 1998     Treasury Rate        Other (see att.)
Maturity Date:         June 18, 1999     Commercial Paper Rate
Form: X Book-Entry
        Certified   Interest Reset Period  Daily       Weekly         X Monthly
        Both                               Quarterly   Semi-Annually    Annually
Interest Determination Dates: Two London business days    Spread (+/-):   + .30%
                               before interest payment    Spread Multiplier:
                               date                       Alternate Rate Event
Interest Payment Period:      Monthly                     Spread
Interest Payment Dates:       1st of each month           Maximum Interest Rate:
                                                          Minimum Interest Rate:
Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity

                     Redemption                                     Redemption
                       Date(s)                                        Price(s)
   12/1/98 and each payment date thereafter w/30 days notice           Par
Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof
                The Notes may be repaid prior to maturity at the option of the holders thereof

                     Redemption                                     Redemption
                       Date(s)                                        Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series D Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B, Series C and any Series D Notes), there will be $150 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes, Series C and the Series D Notes) outstanding.